Exhibit 4. (a) 79

[State Emblem]

The State of Israel
Ministry of Communications
General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 63

By virtue of my authority under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, and all my other powers under any law and after having given Partner Communications Company Ltd. (hereinafter: “Partner”) the opportunity to present their arguments regarding this matter, I hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998,  as follows:

Amendment of First Annex

1.	In the First Annex, article 2 until the end of the Annex shall be replaced by the following:

2.	"List of Services:
2.1	Basic Telephone Services

No.	Service Name	Service Description	Supply Date**	Gauges of Quality of Service*	Notes
1.	Ordinary telephone conversation (speech)
Telephone conversations to and from Subscribers of the Licensee to any telephone or other Terminal Equipment appropriate to the Licensee’s Network and to any other Public Telecommunications Network in Israel or around the world.
			Exists	High sound quality and high level of privacy
2.	Access to emergency calls
Free dialing to such emergency services as shall be prescribed by the Director (e.g.: police, ambulance, fire department, and others).

Caller to be directed to an emergency call center by way of definition of the service provider in the place where the Subscriber is. These services are available also without a SIM card in the handset.
			Exists		The phone number of the caller shall be identifiable by the public emergency service centers. Dialing without a SIM card shall be possible to number 112 according to ETSI nad directed to the police.

*
The Licensee shall act in accordance with the definitions of the World GSM Organization, and in accordance with the standards of ETSI (the European Telecommunications Standards Institute), to the extent relevant for each  service.

**	3G services are provided from January 2005 unless stated otherwise (notice of activation of 3G services as of February 2, 2005).

2.2	Accompanying Services

No.	Service Name	Service Description	Supply Date**	Gauges of Quality of Service*	Notes
3.	Voice mail
Leaving and retrieving  voice messages stored in a personal voice mailbox when the customer is not available or does not wish to answer.  Sending an indicator when a message is waiting in the mailbox.  Licensee to support various languages.
			Exists		Leaving and retrieving messages from voice mail box even when dialing from other networks.
4.	“Follow me”
Direction of incoming calls to another telephone number at the Subscriber’s election (permanently, only when the Subscriber’s number is engaged, only when the Subscriber does not answer or when the Subscriber is not available).  The service operates in accordance with the subscriber's choice when the handset is not turned on or is outside a coverage area.
			Exists	Availability at peak hours at 99 probability	These services are available also without a SIM card in the handset.
5.	"Selective follow me"
Direction of certain incoming calls at te Subscriber's election to another telephone number at the Subscriber’s election (permanently, only when the Subscriber’s number is engaged, only when the Subscriber does not answer or when the Subscriber is not available).  The service also operates in accordance with the subscriber's choice when the handset is not turned on or is outside a coverage area
			Future	Availability at peak hours at 99%probability	These services are available also without a SIM card in the handset.
6.	“Hold call”	Directing a caller to a “hold” status, when the Subscriber answers another call or calls another number. Skipping between the two calls.	Exists
7.	Call waiting
The ability of the Subscriber to transfer from one call to another (after indication of a second incoming call using special sounds) at the same time.  The Subscriber can choose to answer, not answer, or ignore.
			Exists	Availability at peak hours at 99% probability
8.	Selective call waiting	Only calls from a list of telephone numbers determined by the Subscriber will activate a sound that lets the Subscriber know about the waiting call.	Exists	Availability at peak hours at 99% probability
9.	Caller id	Display of the number of the caller (at the time of the call) on the display screen of the handset.	Exists		Dependent upon the number not being blocked by the caller or the implementation by the other operator

10.	ID call concealer	Allows concealment of the Subscriber's number from being displayed on the screen of the handset receiving the call. The concealment can be one-time or permanent.	*4/1998		In accordance with a a notice dated 15/12/2011
11.	Call blocking	The ability to limit making calls to certain destinations and in addition the ability to block receiving a call while overseas, in accordance with the Subscriber's preference.	2/2005	Availability at peak hours at 99% probability	The blocking for outgoing calls is for specific numbers. There shall not be a comprenhesive blockage for access to an MRT or fixed-line operator.
12.	Short message service (SMS)
Sending, receiving, storing and routing of text messages in different languages, graphics, voice and picture messages to and from Subscribers’ handsets in the Licensee’s Network or Subscribers’ handsets on other networks in Israel and overseas who have reached an agreement with the Licensee.
Sending such messages from a personal computer.
Sending incoming messages to a facsimile machine.

			Exists	Speed of transferring a graphic message-in accordance with the speed supported by the handset and dependent on the abilities of the network to supply data communications.	Dependent upon terminal handsets
13.	Multi media message	The ability to send/receive/store/route messages, while utilizing a wide range of media types, such as: text, audio, fax, e-mail, video.	2/2005	Based on the speed supported by the handset and the ability of the network to supply data communications.
14.	Unified messages	The Subscriber's ability to access various messages through one access point without depending on the type of media that was used to send the message.	Future	Availability at peak hours at 99% probability
15.	24 hour subscriber service	Receipt of assistance from subscriber service 24 hours a day, 7 days a week, in four languages (Hebrew, Arabic, English and Russian).	Exists	See Appendix E
16.	Information service	Finding out telephone numbers in Israel.	Exists	See Appendix E	Pursuant to provisions of the License
17.	Billing summary	Sending an invoice containing a summary of all billing (e.g., subscription fees, airtime billing, taxes, other expenses). Information on billing via interactive answering service and SMS.	Exists	100% matching with company records

18.	Detailed billing	Sending an invoice containing details of all calls made for the entire billing period, upon request. Receipt of accounts, or specific parts of accounts.	Exists	100% matching with company records
19.	Controlled billing
The Subscriber determines the maximum level of use for each billing month in order to assist with budgeting.
Receipt of Short Message System (SMS) when billing reaches pre-determined level of use.
Increase or decrease of level in real time.
			Future	100% matching with company records
20.	Personal number	The Subscriber can use a single number for all his communications (voice, fax and data)	Exists
		Able to combine with call screening while activating a "follow me" feature based on the time of day, identity of the caller or type of communication.	Future
21.	Transfer of calls	Transfer of calls to third party	Exists
22.	Call screening	Receipt, transfer or rejection of calls based on identity of caller or time.	Future
23.	List of preferred callers	Allows Subscribers to receive calls from a list of preferred callers. Other calls are sent automatically to the voice mail box or to another number.	Future
24.	Selection of number	Subscriber can choose his telephone number in accordance with the Numbering Plan in Israel, as part of the Licensee’s allotments	Exists
25.	Ability to change number	Change of Subscriber’s telephone number, at Subscriber’s request	Exists
26.	Access services to information in accordance with location	Access from MRT Terminal Equipment to specific information per geographic location of Subscriber	Exists	Coordination of information within cell – accuracy of several kilometers	Subject to provisions of protection of Privacy Law, 5741-1981
27.	Loading “telephone book”	Loading of telephone numbers by Licensee directly into a “telephone book” on Subscriber’s SIM card, per list that Subscriber enters into system via exchange operator, answering service or internet.	2005		In accordance with a notice dated 15/12/2011

28.	Voice operated dialing	Dialing numbers via Subscriber’s voice command (instead of manual dialing)	Exists		Dependent upon terminal handset
29.	Voice mail	The ability of callers to record messages and of addressees to return calls	2/2005	Availability at peak hours at probability of 99%
30.	Automatic redial (completion of calls to engaged subscribers)	The system ‘locks’ on to an engaged line and the Network rings the Subscriber back automatically when the engaged line becomes free.	Exists		Dependent upon terminal handset
31.	Renewal of line that drops out	Automatic renewal of calls that drop out	Future
32.	Two SIM cards for one number	Operating two pieces of MRT Terminal Equipment using identical number and identical account (eg. one handset in the car and one mobile).	Exists		Orange 2
33.	Two numbers for one SIM card	Operating two separate telephone numbers from the same MRT Terminal Equipment and SIM card (eg. a private line and a business line) The lines may be billed separately or together.	Future
34.	Blockage of international access	Blocking of a Subscriber’s ability to make outgoing international calls in Israel; and incoming or outgoing calls when roaming outside of Israel	Exists
35.	Collect calls	Collect calling for calls to pre-determined numbers. The recipient of the call pays for the call	Future
36.	Virtual private network (VPN)	Dialing MRT Terminal Equipment of Subscribers within a corporation by calling extension numbers on corporation’s private exchange (PBX) or truncated number.	Exists		For corporations

37.	Wireless Centrex services	Receipt of some of the benefits of VPN for groups of subscribers who are not connected to a PBX. Dialing members of the group via truncated code instead of whole numbers	Future
38.	Closed user group	Allowed calls between subscribers in pre-determined groups	Future
39.	Automatic subscriber location (Hunt Group)	Transfer of incoming calls automatically to a list of telephone numbers in order to locate Subscriber	Future
40.	Conference call	Addition of third party to a call without disconnecting the second party and without needing to set up the service in advance through an exchange operator	Exists		Dependent upon terminal handset
41.	Data communications service
Transfer of data communications service via subscriber’s telephone handset/ PC/PDA/Laptop that is connected to the Subscriber's handset. Possible to transfer the data at the time the call or afterwards.
			Exists	Speed of up to 21Mbps	Dependent upon terminal handset and coverage
42.	Over the air activation and alterations	On line activation and alteration of SIM card memory so as to save a Subscriber's having to come to a service center	Exists
43.	Temporary disconnection	Disconnection of service for a Subscriber for a pre-determined period of time without losing the specific telephone number (eg. during holidays or temporary stay overseas)	Exists
44.	Consolidated billing	Receipt of one bill combining charges for all handsets for Subscribers with a number of telephones and/or services	Exists	Full coordination with system records for bills sent out

45.	Clarification of bill status	Clarification of up-to-date bill status via voice response, SMS or internet	Exists
46.	Account billing
Typing in an identification code before every call (so as to distinguish between business calls and private calls made on the same line).  Receipt of monthly invoice with details of use per billing code.
			Future	Full coordination with system records for 100% of bills sent
47.	Electronic billing / reporting	Control and analysis of information on billing and treatment of bills by Subscriber, using special software	Exists	Full coordination with system records for 100% of accounts sent
48.	Additional copy of account	Receipt of more than one copy of every bill, upon request	Exists
49.	Billing on demand	Supply of report of all bills and credits as at the period requested by the Subscriber.	Exists	100% coordination with system records
50.	POC (Push to talk over Cellular)	Holding a conversation by the push of a button on the MRT Terminal Equipment. The call may be private (between Subscribers) or a group call on the data communications network	7/2004	In accordance with the Service File	Based on a temporary provision 1
51.	Free of charge service for the caller	The initiator of the call shall not be charged for the call. The receiver of the call shall be charged in accordance with appropriate billing arrangements	3/2010	In accordance with the service file2

1 Temporary Provision  - The Licensee will allow the activation of the "Push to Talk" service (hereinafter- the " Service") for any Subscriber that is a legal entity (an individual or corporation), provided that the number of users (the number of MRT Terminal Equipment units that are designated for the Service, hereinafter- Terminal Units) that the Subscriber has, does not exceed 20 during the first year from the beginning of the Service. Notwithstanding the above, if a significant change shall happen in the MRT sector that can affect the provision of the Service, the Ministry will consider shortening the period.

Commencement- The beginning of the service not before 18.7.04

2 In accordance with the service file "free of charge call for the caller" ("1-800 service")

52.	Commerce telephone service (premium) at a low price	Provides a commerce telephone service (premium) at a low price, via the Licensee or content provider.	9/2008		Prefix in accordance with the numbering program
53.	Commerce telephone service (premium) at a fixed price	Provides a commerce telephone service (premium) at a fixed price, via the Licensee or content provider.	future		Prefix in accordance with the numbering program
54.	Ring Back Tone	Playing of music or content pre-selected by the Subscriber for those calling, instead of a waiting tone	4/2003*		*In accordance with a notice dated 30.4.2003
2.3	Value Added Services
55.	Access to internet / intranet
Access to internet or to the private intranet network of a company through an account the access to which is via the Subscriber’s Terminal Equipment (including a mobile handset), computer, PDA or similar device and the ability to transfer files, e-mails and streamline video/audio data.
			Exists	In accordance with the speed supported by the handset and dependent on the network's ability to supply data communication.	Access to internet via special internet services licensee

56.	Access to internal organizational internet (Intranet) and external (Extranet)	The ability to supply access to the organizational network either directly to the local organiznational netowrk (LAN) or to the private virtual network (VPN).	2/2005	In accordance with the speed supported by the handset and dependent on the network's ability to supply data communication.	Dependent on the performance of the organizational network.
57.	Identification and verification	Identification and verification of user upon access to an internal organizational network (intranet) using Terminal Equipment	Future
58.	Email
Access to an electronic mailbox available on various devices (PDA, PC, mobile handsets).
Sending and receiving messages, indication upon receipt of message into mailbox of Subscriber.
Support in various languages
			2/2005	In accordance with the speed supported by the handset and dependent on the network's ability to supply data communication.	Dependent upon terminal handset

59.	Video communications	Sending photos, graphics or live video via the Network (eg. Subscribers who are far from one another can exchange photos and work interactively)	2/2005
60.	Video Call	The ability to make a bi-directional video call between two callers.	2/2005	Data transfer speed-up to 46K	Dependent upon terminal handset
61.	International roaming
Provision of MRT Services when visiting Israel (for “roamers” from overseas).
Transfer of calls to a Subscriber overseas via a international long distance provider and the provision of the possibility for Subscribers that are overseas to receive MRT services from overseas operators, including call filtering and call back and the provision of cellular telephone services and accompanying services to those visiting Israel (for "roamer" from overseas) all by way of roaming agreements with operators in other countries.

			Exists	Under GSM MoU
62.	Information regarding international ascription	A Subscriber that calls the service receives information regarding ascription to international operators.	Exists
63.	Advanced voice mail box
Sending and receiving speech messages with more advanced features and abilities:
Fax box
sending messages to more than one person at once
Sending messages from one voice box to another, including transfer of messages received to another person, or direct response to sender.
Exists

64.	Personal secretary service
Connection of callers to an exchange operator to deal with more complex messages than voice mail service.  Notice passed to Subscriber via  speech or Short Message (SMS), per customer instructions (can work as a beeper service)
Future
65.	GSM / satellite roaming	Licensee to support handsets with double GSM / satellite operating statuses	1/2005*	Conditional upon roaming agreement
Conditional upon roaming agreement with satellite operator and upon satellite network operator’s having a license from the Director to provide its services in Israel.
In accordance with a notice dated 15/12/2011*

66.	Information, enterntainment and content services according to subscriber needs
Access to wide variety of information, enterntainment and content services based on various media types via sms messages/picture/multi media and cellular internet (receiving or transmitting) or via audio or visual content (eg. financial information, traffic reports, sports news and weather reports).
			Exists	In accordance with the speed supported by the handset and dependent on the network's ability to supply data communication	Dependent upon terminal handset and network capacity
67.	Services based on location
Combination of various services with location abilitites in the network or a satellite navigation system (GPS) so as to offer customers location-based services (eg. whilst driving in a car).  Subscriber can be quickly and accurately located.  Receipt of navigation instructions based on location of Subscriber.
Various services based on receipt of information regarding traffic situation on roads in Israel based on Subscriber’s location.  Following up movements of subscriber’s vehicle (eg if car  is stolen)
			1/2004*		Subject to the Protection of Privacy Law, 5741-1981. In accordance with a notice dated 15.12.2011

68.	Managing mobile workforce/location/navigation	The ability to supervise, control and manage mobile employees, assist with their navagation while monitoring their location.	1/2005	Subject to the Protection of Privacy Law, 5741-1981.
69.	Notification of activation of alarm	Checking status of Subscriber’s house alarm, car alarm or any other alarm using Terminal Equipment	Future
70.	Marketing and shopping by telephone	Receiving advertisements for products via speech or written messages (by request). Ordering products via Subscriber’s terminal equipment	Future
71.	Electronic Money
Storage and transfer of “electronic money” in the memory of the Subscriber’s SIM card. Loading of SIM card with money using various, convenient means (such as direct transfer from bank account, from ATMs, from appropriate public telephones or computerized public information stands).
Future
72.	E-Commerce	Purchase of products and services via Terminal Equipment, being billed via telephone account.	Exists	To be updated in accordance with the “Mobile Electronic Commerce” regulations, when published and in accordance with the Ministry of Communications' policy.

73.	Payments via the cellular handset
The ability to effect on line purchases directly from the the cellular handset. The service allows the complete execution of the transaction-verfication of the Subscriber, ordering the goods and execution of the payment
			2/2005		Dependent upon terminal handset
74.	Electronic Banking
Effecting basic banking operations using Terminal Equipment as a terminal (eg. ordering check books, inspecting bank account statements) the information being transferred to a Subscriber’s Terminal Equipment via Short Message System (SMS)
			Exists	In accordance with bank requirements	Conditional upon the approval of the Supervisor of Banks
75.	Electronic clearance	Ability of clearance between a trader and the credit card company, using cellular Terminal Equipment	Future	In accordance with requirements of credit card companies
76	Facsimile
Receipt, storage and retrieval of facsimile message via Subscriber’s Terminal Equipment (fax mail).  Subscriber receives a Short Message (SMS) when new fax arrives. Retrieval of fax by redirecting fax message to the fax of the Subscriber’s choice.
			Exists		Direct or via the voice mailbox-dependent on the handset. The service does not exist on the 3G network.
77.	Telemetry applications
Enables Subscribers to perform remote controlling and monitoring (such as electricity and water meters, traffic lights, cargo, safety warnings, remote readings from computer equipment, environmental monitoring, car parking, medical observation)
			Exists	In accordance with the speed supported by the handset and dependent on the network's ability to supply data communication

78.	“Yellow Pages” type directory	Access to “Yellow Pages” type information via exchange operator using truncated dialing	Future
79.	Provision of MRT Terminal Equipment
Provision of Terminal Equipment  for use in countries with different service bands than Israel  (such as in GSM 1800 and 1900 networks) all charges being transferred to the Subscriber’s GSM account in Israel
			Exists	Not relevant
80.	Provision of SIM card	Provision of SIM card to visiting “roamers” from countries with whom there is no roaming agreement	Future
81.	Regional tariffs	A special tariff for calls that begin and end in a pre-ordained area (eg. house, office)	Future
82.	Pre-paid card	Enables a Subscriber to load his MRT account with a pre-defined amount of money	Exists
83.	Advertisement during call	Lower tariffs for Subscribers willing to listen to an advertisement at the beginning of the call. Advertiser pays for this discount	Future
84.	Maintenance of MRT Terminal Equipment	Repair or replacement of MRT Terminal Equipment dealt with by the Licensee	Exists
85.	Service, warranty and maintenance	Comprehensive package covering theft, loss and breakdown, subject to any law	Exists	Not relevant

(6 March 2012)

(sgd)
________________ Haim Giron Senior Deputy Engineering& Licensing	________________ Eden Bar Tal Director General